UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 30, 2019

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500		902 Broadway, Floor 20 New York, New York, USA 10010 (212) 821-0100

(Address of principal executive offices, zip code, telephone numbers)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	IMAX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Employment Agreement with Richard L. Gelfond

On October 30, 2019, IMAX Corporation (the “Company”) and Richard L. Gelfond, the Company’s Chief Executive Officer, agreed to enter into an amendment to Mr. Gelfond’s existing employment agreement (the “Amendment”). The Amendment is effective as of January 1, 2020 and extends the term of the existing employment agreement to December 31, 2022. Mr. Gelfond will continue to receive an annual base salary of $1.2 million and, for fiscal year 2019 as well as during each year of the term of the Amendment, 80% of Mr. Gelfond’s annual bonus will be based on pre-established, non-discretionary criteria, and 20% will be determined at the end of the year in the discretion of the Compensation Committee of the Board of Directors of the Company.

Pursuant to the Amendment, in January of each of 2020, 2021 and 2022, Mr. Gelfond shall be granted restricted stock units having a grant date value of $2.75 million that vest based upon the achievement of certain performance criteria (“PSUs”), and restricted stock units having a grant date value of $2.75 million that vest in three equal installments on the first three anniversaries of the date of grant (“RSUs”), subject to Mr. Gelfond’s continued employment. With respect to the PSUs, the number of common shares that Mr. Gelfond may receive upon settlement depends upon achievement of pre-specified performance metrics and ranges from 0% to 175% of the PSUs granted, with 60% of the PSUs vesting based upon the achievement of an EBITDA-based performance condition, and 40% based upon the achievement of a relative TSR performance condition. Mr. Gelfond’s granted, unvested equity awards are subject to accelerated vesting in the event of certain terminations of employment, including a termination by the Company without cause or by Mr. Gelfond for good reason, Mr. Gelfond’s death or disability, or in the event of Mr. Gelfond’s retirement following the end of the term.

Pursuant to the Amendment, if, prior to December 31, 2022, Mr. Gelfond’s employment is terminated without cause, or he resigns for good reason, the Company will pay him an amount equal to 200% of his base salary for each remaining year or partial year of the term, if any, not to exceed two years. This severance is payable in installments as set forth in the Amendment. The Amendment also provides for a consultancy period which shall extend for one year and pay Mr. Gelfond $1 million for his services following the termination of Mr. Gelfond’s employment by the Company without cause, or by Mr. Gelfond for good reason.

Mr. Gelfond agreed to return compensation as may be required by law, as well as in the event the Company is required to file a material adverse restatement of its financials and, as the result of the originally filed financials, Mr. Gelfond received a higher bonus or equity-award vesting, regardless of whether the restatement was the result of Mr. Gelfond’s wrongdoing. Mr. Gelfond also agreed to increase his Company stock ownership to 400% of his base salary in 2020 and 500% of his base salary in 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: November 5, 2019	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer and Senior Executive Vice President

	By:	/s/ Carrie Lindzon-Jacobs
	Name:	Carrie Lindzon-Jacobs
	Title:	Chief Human Resources Officer and Executive Vice President

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